Exhibit 99.7

SES

Château de Betzdorf

L-6815 Betzdorf

Grand Duchy of Luxembourg

+ 352 710-725-1

January 17, 2025

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	SES Draft Registration Statement on Form F-4 Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

To Whom It May Concern:

SES, a foreign private issuer organized under the laws of the Grand Duchy of Luxembourg (“SES” or the “Company”), is making certain representations under Item 8.A.4 of Form 20-F, in connection with the Company’s filing on the date hereof of Amendment No. 1 to the registration statement on Form F-4 (the “Draft Registration Statement”) relating to its acquisition of the Intelsat Group pursuant to the Share Purchase Agreement dated April 30, 2024, by and between SES and Intelsat S.A. (“Intelsat”).

The Company will amend the Draft Registration Statement before it is publicly filed to include all financial statements required by Item 8.A.4 (i.e., audited consolidated financial statements of each of SES and Intelsat as of December 31, 2024). In addition, the Company will amend the Draft Registration Statement before it is publicly filed to include the unaudited pro forma condensed combined financial information of SES and Intelsat for the year ended December 31, 2024.

The Company has included in the Draft Registration Statement the audited consolidated financial statements for the year ended December 31, 2023 and 2022 of SES and Intelsat. However, the Company has omitted from the Draft Registration Statement SES and Intelsat’s consolidated financial statements as of and for the year ended December 31, 2024.

Item 8.A.4 of Form 20-F states that the last year of audited financial statements included in the registration statement shall be as of a date not older than 15 months from the time the document is filed, unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement, rather than the 12 months requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1. Neither SES nor Intelsat are required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this Draft Registration Statement is submitted;

2. Full compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for SES;

3. Intelsat does not anticipate that its audited financial statements for the year ended December 31, 2024, will be available until after January 31, 2025; and

4. In no event will the Company seek effectiveness of the Draft Registration Statement if its audited financial statements are older than 15 months.

The Company is submitting this letter as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours, SES

By:	/s/ Sandeep Jalan
Name: Sandeep Jalan
Title: Chief Financial Officer